EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Marilynn Meek
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3773

ASHFORD PRIME ANNOUNCES NEW $100 MILLION
REVOLVING CREDIT FACILITY

DALLAS, November 14, 2016 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) announced today that it has entered into a new $100 million secured credit facility which replaces the Company's previous credit facility that was scheduled to mature this month.  The new credit facility provides for a three-year revolving line of credit and bears interest at a range of 2.25% - 3.50% over LIBOR, depending on the leverage level of the Company.  There are two, one-year extension options subject to the satisfaction of certain conditions.  The new credit facility includes the opportunity to expand the borrowing capacity by up to $150 million to an aggregate size of $250 million.  Since the Company had a zero balance on the previous credit line, no cash was utilized to pay it down upon termination. Merrill Lynch acted as the lead arranger and Bank of America, N.A. as the sole administrative agent. Other participating lenders include KeyBank, Morgan Stanley, and Credit Agricole.

Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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